Exhibit 10.1

Summary of Non-Employee Directors’ Compensation Program

Annual Retainer	$56,500

Committee Chair Retainer	Audit Committee -$10,000
Compensation Committee -$7,500
Other Committees -$5,000

Stock-based Awards	$50,000 annual value
(to be granted at each reorganization	80% allocated to restricted shares
meeting or pro-rated for any mid-year	that vest on the first re-election of a
director appointment)	director following the award date

20% allocated to stock options with an
exercise price equal to the fair market value
of Company stock on the date of grant and
vesting on the first re-election of a director
following the award date